   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1996

                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                         -----------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         -----------------------------

                           FIRST COMMONWEALTH, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         -----------------------------

          DELAWARE                                         75-2154228
(STATE OR OTHER JURISDICTION OF                (IRS EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

                                   SUITE 600
                            444 NORTH WELLS STREET
                            CHICAGO, ILLINOIS 60610
                                (312) 644-1800
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         -----------------------------

                            CHRISTOPHER C. MULTHAUF
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           FIRST COMMONWEALTH, INC.
                                   SUITE 600
                            444 NORTH WELLS STREET
                            CHICAGO, ILLINOIS 60610
                                (312) 644-1800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

                                 JOHN J. SABL
                                SIDLEY & AUSTIN
                           ONE FIRST NATIONAL PLAZA
                            CHICAGO, ILLINOIS 60603
                                (312) 853-7000

                         -----------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED           PROPOSED
                                                             MAXIMUM            MAXIMUM
TITLE OF SECURITIES                     AMOUNT TO BE     OFFERING PRICE        AGGREGATE         AMOUNT OF
TO BE REGISTERED                         REGISTERED       PER SHARE(1)     OFFERING PRICE(1)  REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(2)(3)    231,399  shares         $18.125         $4,194,107               $1,271
--------------------------------------------------------------------------------------------------------------

(1) The shares of Common Stock registered hereby may be sold from time to time at prices computed upon the basis of fluctuating market prices. Accordingly, the proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of $18.50 and $ 17.75, respectively, for such shares on the Nasdaq National Market on December 16, 1996.

(2) Includes 231,399 associated preferred stock purchase rights ("Rights") to purchase 1/100 of a share of Series A Junior Participating Preferred Stock, par value $.001 per share. Rights initially are attached to and trade with the Common Stock of the Registrant. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

(3) Pursuant to Rule 416 under the Securities Act, there is also registered hereby an indeterminate number of securities that may be issued with respect to such shares of Common Stock as a result of stock splits, stock dividends or similar transactions.

                         -----------------------------

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

------------------------------------------------------------------------------

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment. A + + registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor + + may offers to buy be accepted prior to the time the registration statement + + becomes effective. This prospectus shall not constitute an offer to sell or + + the solicitation of an offer to buy nor shall there be any sale of these + + securities in any State in which such offer, solicitation or sale would be + + unlawful prior to registration or qualification under the securities laws +
+ of any such State.                                                          +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED DECEMBER 20, 1996

PROSPECTUS
                                231,399 Shares

                           FIRST COMMONWEALTH, INC.


                                 Common Stock

     This Prospectus relates to 231,399 shares (the "Shares") of Common Stock, par value $.001 per share, including associated preferred stock purchase rights (the "Common Stock"), of First Commonwealth, Inc. a Delaware corporation (the "Company"), for reoffer and resale from time to time by the Selling Stockholders identified in this Prospectus. See "Stockholders." The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.

     The Common Stock trades on the Nasdaq National Market under the symbol FCWI. On December 16, 1996, the closing price of the Common Stock on the Nasdaq National Market was $18.50 per share.

     The Selling Stockholders intend to dispose of the Shares offered hereby from time to time in one or more of the following transactions: (a) to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve crosses and block transactions) in the over-the-counter market, in special offerings, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices, or
(d) by any other legally available means. See "Plan of Distribution."

     All of the Shares being offered hereby were issued by the Company to the Selling Stockholders in connection with the acquisition by the Company of Smileage Dental Services, Inc. on July 18, 1996. The Shares have been registered with the Securities and Exchange Commission pursuant to a Registration Rights Agreement entered into in connection with such acquisition. Pursuant to such Registration Rights Agreement, the Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the Selling Stockholders may be required to make if such indemnification is not available. Pursuant to such Registration Rights Agreement, the Company is also required to bear and pay all expenses, estimated to be $20,000, incurred in connection with such registration, other than underwriting discounts and commissions relating to the Shares, if any, which will be paid by the Selling Stockholders on a pro rata basis. See "Selling Stockholders."

     The Selling Stockholders and any broker-dealers, agents or underwriters which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or purchase discounts received by them may be deemed to be commissions or discounts under the Securities Act. If required, the names of any underwriters, brokers, dealers or agents involved in the sale of the Shares and the applicable commission or discount, if any, will be set forth in an accompanying supplement to this Prospectus.

     PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 3.
                         -----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Public Reference Room, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, copies of reports, proxy statements and other information filed with the Commission electronically by the Company may be inspected by accessing the Commission's Internet site at http://www.sec.gov. The Company's Common Shares are listed on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company may be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K. Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission as described above and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have heretofore been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference herein and shall be deemed to be a part hereof: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Company's Quarterly Reports on Form 10-Q dated March 31, June 30 and September 30, 1996; (iii) the Company's Current Report on Form 8-K dated July 18, 1996, as amended on September 30, 1996 and December 17, 1996; (iv) the description of the Common Stock, par value $.001 per share, including associated Preferred Stock Purchase Rights, of the Company contained in the Company's Report on Form 8-A, as filed with the Commission on October 24, 1995; and (v) all other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Exchange Act since December 31, 1995.

     All documents, subsequently filed by the Company with the Commission to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement of which this Prospectus is a part which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any and all of the Incorporated Documents, other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Requests should be directed to Investor Relations, First Commonwealth Inc., Suite 600, 444 North Wells Street, Chicago, Illinois 60610, telephone number (312) 644-1800.

                  SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain statements included or incorporated by reference in this Prospectus under the caption "Risk Factors" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, increased competition in the markets in which the Company operates; changes in regulation affecting the Company; changes in the utilization of services; changes in arrangements relating to payments to providers; the level of the Company's indemnity enrollment and the related indemnity risk of indemnity plans; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the possible need for, and ability to obtain if needed, financing on acceptable terms to finance the Company's growth strategy; the ability of the Company to operate within the limitations imposed by any such financing arrangements; and other factors referenced or incorporated by reference in this Prospectus.

                                  THE COMPANY

     The Company is a regionally focused managed dental benefits company which has operations in Illinois, Northern Indiana, and Wisconsin and which is in the process of expanding into Detroit, Michigan, Indianapolis, Indiana and St. Louis, Missouri. The Company markets a broad range of innovative dental products designed to meet the needs of a wide range of employers. The Company currently serves over 420,000 members through its managed care, indemnity/PPO and fee income products. Unless the context otherwise requires, all references to the "Company" herein shall mean First Commonwealth, Inc., a Delaware corporation and its subsidiaries.

                                 RISK FACTORS

     In addition to the other information included or incorporated by reference in this Prospectus, prospective purchasers of the Shares should carefully consider the following factors in evaluating an investment in the shares of Common Stock offered hereby.

     Competition. The Company operates in a highly competitive environment. Its competitors principally include insurance companies, which often offer both managed dental care and indemnity dental products in the Company's market, and smaller independent companies offering managed dental care products similar to those offered by the Company. The Company also competes with numerous other types of businesses in the health care industry, including health maintenance organizations, limited health services corporations, self-funded plans which are administered by third party administrators, preferred provider organizations and other discount fee-for-service dental plans. The Company has experienced, and expects that it will continue to experience in the future, increased competition from all such sources. Many of the Company's competitors are larger and have substantially greater financial and other resources than the Company. Price considerations have been a significant competitive factor in the past and the Company believes pricing will continue to be a significant competitive factor in the future, especially with respect to large government and labor union contracts awarded on the basis of competitive bidding. Currently such contracts constitute less than 5% of the Company's total revenues. No assurance can be given that the Company will be able to compete effectively in the future.

     Geographic Concentration. The Company's operations are located primarily in the Chicago metropolitan area and the Company is expanding to markets which are contiguous to its primary market. Accordingly, the Company's results of operations may be more adversely affected by localized economic, regulatory or competitive conditions than more geographically diverse companies.

     Dependence on Large Groups. A substantial proportion of the Company's revenues and gross margin are derived from contracts with a limited number of large groups. Most of the Company's contracts with groups are subject to annual renewal. There can be no assurance that the Company will continue to provide dental benefit products to any particular group after its renewal date, or that the current terms of its agreement with any such group, including pricing terms, will not be changed upon renewal. The loss of one or more of such large groups or the renewal of the agreement of any such group on terms less favorable to the Company could have a material adverse effect on the Company's business, operating results or financial condition.

     Regulation. The business of the Company is subject to extensive regulation, by, as may be applicable, the insurance statutes and regulations of the states in which the Company operates with respect to prepaid health plans, insurance, reinsurance and related operations (''Insurance Regulation''). Insurance Regulation, which may vary from state to state, establishes extensive operational, financial, reporting, and other requirements applicable to the Company's business in such state. Depending upon the nature and scope of regulatory requirements adopted from time to time in each of the states having jurisdiction over the legal entities or operations of the Company, Insurance Regulation may materially and adversely affect the business, operating results and financial condition of the Company. Insurance Regulation generally requires the Company to be licensed by the state insurance department in order to offer its dental care products, administrative services or preferred provider network in such state and otherwise conduct its operations in such state. In addition, Insurance Regulation generally prescribes minimum levels of net worth and reserves, limits the ability of the Company's subsidiaries to pay dividends to the extent required surplus would be impaired, requires filings for approval of products and services offered by the Company and its subsidiaries and the filing of rate schedules, certain product literature, forms of contracts with subscribers, dentists and others (which may entail substantial delay in implementing changes or introducing new products), establishes minimum benefit levels for the Company's dental products in some cases, provides for periodic examinations, including quality assessment review, establishes standards for the Company's management and other personnel, specifies measures for resolving grievances and requires prior approval if more than a certain percentage of the Company's outstanding voting securities are to be acquired. Changes in Insurance Regulation or the application thereof could involve, among other things, increased capitalization requirements, limitations on the payment of dividends, distributions, or principal or interest on subordinated debt, the imposition of guaranty fund assessments, mandated health benefits and other terms of enrollment contracts, restrictions on the use of ''fronting arrangements'' and reinsurance agreements, requirements for admission of or licensing as foreign reinsurance companies, limited health service organizations, preferred provider administrators and third party administrators, state health insurance reforms for groups and individuals, ''any willing provider'' requirements limiting the Company's right to restrict the size of its provider network, minimum loss ratio requirements, or other matters. There can be no assurance that changes in Insurance Regulation or the application of existing Insurance Regulation will not materially and adversely affect the business or financial condition of the Company. Failure of the Company to comply with the Insurance Regulation could subject the Company to financial penalties, cease and desist orders or the revocation of one or more licenses required to conduct its business. Expansion of the Company's business may subject the Company to additional regulation by the state or federal governments. The insurance statutes and regulations of certain states may limit the ability of the Company to expand its operations in or into such states, or may substantially delay the commencement of operations in such states as a result of the need to comply with the licensing and other requirements of such states.

     Cost Sharing and Specialty Care. The Company seeks to enter into capitation arrangements whenever possible as its primary means of managed care dentist compensation. In addition to capitation arrangements, the Company also may negotiate other payment arrangements with dentists and specialists. Such arrangements may involve, among other things, contributions by the Company toward costs for infection control or discounted fee-for-service pricing arrangements. Certain specialists with which the Company has provider contracts are compensated by the Company on such a discounted fee-for-service basis and not on a capitated basis. Accordingly, the Company retains the risk of its share of the cost for services provided by such specialists. If the utilization of specialty care benefits substantially increase under the Company's managed care plans, the Company's profitability could be materially and adversely affected.

     Underwriting Risk of Indemnity Plans. An increasing portion of the Company's business is the sale of indemnity plans as part of its Managed Choice/SM/ product. The Company retains virtually all of the underwriting risk of its indemnity products. Due to the variability in both the utilization of services and the cost per service under an indemnity plan, increases in indemnity enrollment increase the underwriting risk undertaken by the Company. Although dental indemnity plans have limitations on coverage (including limits on procedures covered, amounts covered per procedure and annual and lifetime benefits), any failure to effectively manage underwriting risk could have a material adverse effect on the Company's business, operating results or financial condition. The dental benefit costs associated with the Company's indemnity products include an estimate of dental expenses which are insured by the Company and incurred by its members outside of the Company's provider network, but which have not yet been reported to the Company. If the utilization or cost per service incurred outside of the Company's network were to be greater than estimated, the Company's business, operating results or financial condition could be materially and adversely affected.

     Arrangements with Providers; Insurance. The Company believes that the development of a large, high quality network of dental service providers at competitive terms and prices has been a critical element in its growth. Should the Company for any reason be unable to develop, maintain or expand such a network in new or existing areas at competitive terms and prices, its business, operating results or financial condition may be materially and adversely affected. The Company's agreements with providers are typically subject to periodic renewal and to termination by either party on short notice. The Company generally does not contract with providers on an exclusive basis.

     Dental network providers are required to maintain at least a certain minimum level of malpractice coverage and participate in the Company's quality assessment program. The Company also maintains insurance protecting it against liability relating to acts or omissions of its participating providers, who are not agents or employees of the Company. Although no material malpractice or similar claims have been asserted against the Company in the past, there can be no assurance that the Company will not become involved in such litigation or otherwise become subject to material claims relating to its managed care or PPO network dentists in the future. In the event of litigation or claims against the Company for malpractice by one of the providers or for negligence in credentialing one of the providers in its networks, there is no assurance that the Company's professional liability insurance will be sufficient to cover any liability which might result from such litigation or claims.

     Dependence Upon Senior Executives. The Company is currently dependent upon the ability and experience of its senior executives and other key employees, and there can be no assurance that the Company will be able to retain such senior executives and key employees. If, for any reason, such personnel do not remain active in the Company's management, the Company's business, operating results or financial condition could be materially and adversely affected.

     Internal Growth and Acquisitions. The Company's future results will be affected by its ability to manage growth and acquisitions effectively. There can be no assurance that the Company will be able to successfully expand into new markets through internal growth or acquisitions. The success of any expansion of the Company's business into new markets through internal growth will depend upon the Company's ability to establish a competitive provider network and a network of brokers, comply with regulatory requirements and other matters. Acquisitions of managed dental care businesses are subject to the receipt of prior regulatory approvals and the process of obtaining such approvals is costly and time consuming. The success of any completed acquisition will depend in large measure on the Company's ability to integrate the operations and management information systems of the acquired business. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of the Company's financial and other resources, including management time. Considering the Company's recent significant growth, the Company's historical financial results may not be indicative of its future performance. There can be no assurance that the Company will continue to grow or that the Company will be effective in managing its future growth, expanding its facilities and operations or attracting and retaining qualified personnel. Any failure to effectively achieve or manage growth, expand its facilities and operations or attract and retain personnel could have a material adverse effect on the Company's business, operating results or financial condition.

     Health Care Reform. During 1994, Congress considered legislation proposing comprehensive reform of the health care system in the United States. The Company cannot predict whether or when future health care reform initiatives at the federal or state level or other initiatives affecting insurance and/or managed care providers such as the Company may be proposed, enacted or implemented or what impact such initiatives may have on the Company's business, operating results or financial condition.

     Prior Approvals of Certain Share Acquisitions; Anti-takeover Effect of Regulatory and Charter Provisions; Stockholders Rights Plan. In general, Insurance Regulation of the states in which the Company operates requires a person seeking to acquire control, directly or indirectly, of certain regulated entities or of any person controlling such an entity to file with the relevant insurance regulatory authority an application for change of control (commonly known as a "Form A") containing certain information regarding the identity and background of the acquiror and its affiliates, the source and amount of funds to be used to effect the acquisition and certain other matters. For purposes of many of these statutes and regulations promulgated thereunder, a person that owns or controls, directly or indirectly, 10% or more of the outstanding voting securities of any other person is generally presumed to "control" that other person. Accordingly, any purchase of Common

Stock that would result in the purchaser having beneficial ownership of Common Stock equal to or in excess of the specified threshold level, which may be lower than 10% in some states or, as a result of future regulatory action, in one or more of those states in which the Company currently operates, pursuant to the offering of Common Stock made hereby or otherwise (including through purchases in the open market), must file for and obtain prior approval from all applicable regulatory authorities. Such prior approval could also apply to the acquisition of proxies to vote specified percentages of the outstanding Common Stock and, therefore, could delay or prevent a stockholder from acquiring such proxies in a proxy contest. No assurance can be given that the Company would not seek to invoke these laws and regulations in a proxy contest or a tender offer or merger situation. Failure to comply with change of control provisions under applicable state insurance statutes by an investor acquiring the Company's Common Stock at or above the specified threshold levels could have a material adverse effect on such investor, including the possible entry of a divestiture order, and could also result in adverse regulatory action against the Company. Prospective and current stockholders, and not the Company, are responsible for compliance with Form A and similar filing and prior approval requirements. The Company assumes no obligation with respect to these matters.

     Certain provisions of the Company's Second Restated Certificate of Incorporation and Amended and Restated By-laws and certain sections of the Delaware General Corporation Law, including those which authorize the Company's Board of Directors to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof without further action by stockholders, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which some stockholders may deem to be in their best interests). These provisions could delay or frustrate the removal of incumbent directors or the assumption of control by an acquiror, even if such removal or assumption of control would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial, in the short term, to the interest of stockholders. Such provisions include, among other things, a classified Board of Directors serving staggered three-year terms, the elimination of stockholder voting by consent, a provision providing that only the Chairman of the Board of Directors, President or Board of Directors may call special meetings of stockholders, the removal of Directors without cause only by the holders of at least 75% of the shares entitled to vote, a provision permitting the Board of Directors to take into account factors in addition to potential economic benefits to stockholders, and certain advance notice requirements for stockholder proposals and nominations for election to the Board of Directors. The Company is subject to Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon certain acquirors (including their affiliates and associates) of 15% or more of the Company's Common Stock.

     In addition, the Company has a stockholders rights plan which may be deemed to have an anti-takeover effect and may discourage or prevent takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests).

     Effective Control by Management and Principal Stockholders. The Company's two senior executive officers, Messrs. Christopher C. Multhauf and David W. Mulligan, together with certain other officers, directors and certain stockholders, may, by reason of their holdings of a substantial number of shares of Common Stock of the Company, have the ability to exert significant influence over the election of directors and other matters, including the outcome of certain fundamental corporate transactions (such as certain mergers and sales of assets) requiring stockholder approval.

     Possible Volatility of Stock Price. The stock market historically has experienced volatility which has particularly affected the market prices of securities of many companies in the health care industry and which sometimes has been unrelated to the operating performance of such companies. The market price of the Common Stock may be affected by many factors, including, among others, investors' perceptions of the Company and its prospects, fluctuations in quarterly results, and general and economic market conditions.

     No Dividends. The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. The Company's ability to pay dividends on its Common Stock is limited by applicable regulatory requirements.

                                USE OF PROCEEDS

     All of the Shares are issued and outstanding shares of Common Stock, and are being offered and sold by and on behalf of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                             SELLING STOCKHOLDERS

     The Selling Stockholders have provided the information included in the following table and footnotes thereto relating to the Selling Stockholders and the Shares which may be sold pursuant to this Prospectus.

                                   Beneficial Ownership                        Beneficial Ownership
                                   Prior to the Offering                          After Offering
                                   ---------------------     Shares Being      --------------------
Name of Selling Stockholder        Number        Percent      Offered(3)       Number       Percent
-----------------------------      -----         -------      ----------       ------       -------
Robert F. Chojnacki..........       56,992           1.6%       56,849           143           *
David H. Erickson............       58,199(1)        1.6%       56,849         1,350(1)        *
John Sebanc..................       39,794           1.1%       39,794            --          --
Stephen F. Froehlich.........       29,151             *        28,751           400           *
Jesley C. Ruff...............       23,020             *        19,930         3,090           *
Ann Sebanc, Trustee of
  the Ann Sebanc Trust.......       17,055             *        17,055            --          --
Don Deike....................        7,218(2)          *         6,943           275(2)        *
Gerald D. Patterson..........        5,728             *         5,228           500           *
                                   -------           ---       -------         -----        -------
  TOTAL......................      237,157           6.6%      231,399         5,758           *
                                   =======           ===       =======         =====        =======

-----------
*    Less than 1%

(1)  Includes 350 shares of Common Stock held in trust for his children.

(2)  Includes 125 shares of Common Stock held by spouse.

(3)  Assumes the Selling Stockholders sell all the Shares.

     All of the shares of Common Stock being offered hereby were acquired by the Selling Stockholders in connection with the acquisition by the Company of Smileage Dental Services, Inc. on July 18, 1996. In connection with such acquisition, the Company entered into a Registration Rights Agreement, dated July 18, 1996 (the "Registration Rights Agreement"), with the Selling Stockholders pursuant to which the Company granted the Selling Stockholders certain rights to require the Company to take action to register the Shares under the Securities Act. The Registration Rights Agreement provides, among other things, that at any time on or after November 16, 1996, if holders of 51% or more of the Shares make a written request to the Company, the Company will promptly cause there to be filed with the Commission a registration statement for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, and each holder of Shares will be entitled to have such holder's Shares included in such registration statement. The Company received such a demand from the holders of all of the 231,399 Shares and, pursuant to the requirements of the Registration Rights Agreement, has caused the Shares to be registered under the Securities Act. In addition, pursuant to the Registration Rights Agreement, the Company is required to use its best efforts to keep such registration statement continuously effective until the earlier of (i) such time as such Shares could be disposed of pursuant to Rule 144 under the Securities Act in a single public sale or disposition or (ii) such date as of which all such shares have been sold in the manner described in this Prospectus.

     Pursuant to the Registration Rights Agreement, the Company is required to bear and pay all expenses incurred in connection with this registration, other than underwriting discounts and commissions relating to the Shares (which will be paid by the Selling Stockholders). The Company has also agreed to indemnify the Selling Stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make if such indemnification is not available.

     None of the Selling Stockholders have had any position, office or other material relationship with the Company or any of its predecessors or affiliates in the last three years, except as described above.

                             PLAN OF DISTRIBUTION

     The Selling Stockholders have informed the Company that they intend to dispose of the shares of Common Stock offered hereby from time to time in one or more of the following transactions: (a) to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve crosses and block transactions) in the over-the-counter market, in special offerings, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices, or (d) by any other legally available means.

     Broker-dealers participating in any such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser) and may effect resales through other broker-dealers, in which case discounts or commissions may be allowed or reallowed. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholder.

     The Selling Stockholders and any broker-dealers, agents or underwriters which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or purchase discounts received by them may be deemed to be commissions or discounts under the Securities Act.

     Under the securities laws of certain jurisdictions, the Shares may not be offered or sold in such jurisdictions except through persons who are registered or licensed brokers or dealers in such jurisdictions.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of Common Stock offered hereby have been passed upon by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of the Company as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus and in the Registration Statement mentioned below have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports thereon incorporated by reference in this Prospectus and in the Registration Statement, and are so incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

                                 -------------

     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses (other than any underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

                                    AMOUNT
                                    ------

    SEC Registration Fee..........  $ 1,271
    Legal fees and expenses.......   15,000
    Accounting fees and expenses..    2,000
    Miscellaneous.................    1,729
                                    -------
        Total.....................  $20,000
                                    =======

     Pursuant to the Registration Rights Agreement, which is incorporated by reference herein as Exhibit 99.1 hereto, the Registrant will bear all expenses shown above.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law and the Registrant's Second Restated Certificate of Incorporation and Restated Bylaws provide for indemnification of the Registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant's Second Restated Certificate of Incorporation and Restated Bylaws, which are incorporated by reference as Exhibits 4.1 and 4.2 hereto, respectively.

     The Registrant also has a directors and officers liability insurance policy which provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such which may include liabilities under the Securities Act.

     The Registration Rights Agreement, which is incorporated by reference as
Exhibit 99.1 hereto, provides that the Selling Stockholders are obligated, under certain circumstances, to indemnify the Registrant and directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Registrant or such persons may be required to make if such indemnification is not available.


ITEM 16.  EXHIBITS.

       EXHIBIT NO.            DESCRIPTION
       ----------             -----------
          4.1    --    Second Restated Certificate of Incorporation of the
                       Registrant as amended (incorporated herein by reference
                       to Exhibit 3.1 as filed with the Registrant's
                       Registration Statement on Form S-1, as amended,
                       Registration No. 33-97426).
          4.2    --    Restated By-laws of the Registrant, as amended
                       (incorporated herein by reference to Exhibit 3.2 as filed
                       with the Registrant's Quarterly Report on Form 10-Q for
                       the quarter ended June 30, 1996).
          4.3    --    Stockholders Rights Agreement between the Registrant and
                       First Chicago Trust Registrant of New York (incorporated
                       herein by reference to Exhibit 4.1 as filed with the
                       Registrant's Registration Statement on Form S-1, as
                       amended, Registration No. 33-97426).


    5.1   --  Opinion of Sidley & Austin
   23.1   --  Consent of Arthur Andersen LLP
   23.2   --  Consent of Sidley & Austin (included in Exhibit 5.1)
   24.1   --  Powers of Attorney (included on signature page)
   99.1   --  Registration Rights Agreement, dated July 18, 1996, among the
              Registrant and the Selling Shareholders (incorporated herein by reference to Exhibit 99.1 as filed with the Registrant's Current
              Report on Form 8-K, dated July 18, 1996).


ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               provided, however, that paragraphs 1.(a) and 1.(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois on December 20, 1996.

                                        FIRST COMMONWEALTH, INC.


                                        By: /s/ Christopher C. Multhauf
                                            ----------------------------------
                                            Christopher C. Multhauf
                                            Chairman of the Board of Directors
                                            and Chief Executive Officer

                       POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of First Commonwealth, Inc., hereby severally constitute and appoint Christopher C. Multhauf and David W. Mulligan, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable First Commonwealth, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on December 20, 1996 by the following persons in the capacities indicated.

           SIGNATURE                            TITLE(S)
           ---------                            --------

/s/ Christopher C. Multhauf    Chairman of the Board of Directors and Chief
---------------------------    Executive Officer (principle executive officer)
    Christopher C. Multhauf

/s/ David W. Mulligan          Director, President and Chief Operating Officer
---------------------------
    David W. Mulligan

/s/ Scott B. Sanders           Chief Financial Officer and Treasurer (principal
---------------------------    financial and accounting officer)
    Scott B. Sanders

/s/ Richard M. Burdge, Sr.      Director
---------------------------
    Richard M. Burdge, Sr.

/s/ Jackson W. Smart, Jr.       Director
---------------------------
    Jackson W. Smart, Jr.

/s/ William J. McBride           Director
----------------------------
    William J. McBride

                                 EXHIBIT INDEX


       EXHIBIT NO.                                    DESCRIPTION
       ----------                                     -----------

          4.1           --      Second Restated Certificate of Incorporation of
                                the Registrant as amended (incorporated herein
                                by reference to Exhibit 3.1 as filed with the
                                Registrant's Registration Statement on Form S-1,
                                as amended, Registration No. 33-97426).
          4.2           --      Restated By-laws of the Registrant, as amended
                                (incorporated herein by reference to Exhibit
                                3.2 as filed with the Registrant's Quarterly
                                Report on Form 10-Q for the quarter ended June
                                30, 1996).

          4.3           --      Stockholders Rights Agreement between the
                                Registrant and First Chicago Trust Registrant of
                                New York (incorporated herein by reference to
                                Exhibit 4.1 as filed with the Registrant's
                                Registration Statement on Form S-1, as amended,
                                Registration No. 33-97426).
          5.1           --      Opinion of Sidley & Austin
         23.1           --      Consent of Arthur Andersen LLP
         23.2           --      Consent of Sidley & Austin (included in Exhibit
                                5.1)
         24.1           --      Powers of Attorney (included on signature page)
         99.1           --      Registration Rights Agreement, dated July 18,
                                1996, among the Registrant and the Selling
                                Shareholders (incorporated herein by reference
                                to Exhibit 99.1 as filed with the Registrant's
                                Current Report on Form 8-K, dated July 18,
                                1996).